UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(D)

of the Securities Exchange Act of 1934

September 29, 2014

Date of report (Date of earliest event reported)

Agile Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36464	23-2936302
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Poor Farm Road Princeton, New Jersey (Address of principal executive offices)	08540 (Zip Code)

Registrant’s telephone number, including area code (609) 683-1880

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 1, 2014, the Board of Directors (the “Board”) of Agile Therapeutics, Inc. (the “Company”), appointed James P. Tursi, M.D., as a director and as a member of the Board’s Compensation Committee.  Dr. Tursi will serve as a Class I member of the Board.  The terms of Class I directors expire at the 2015 Annual Meeting of Shareholders.

Since 2011, Dr. Tursi has served as the Chief Medical Officer of Auxilium Pharmaceuticals.  He served as Vice President of Clinical Research and Development from 2009 to 2011.  Prior to Auxilium, Dr. Tursi was at GlaxoSmithKline Biologicals from 2006 to 2009, where he was the Director of Medical Affairs for cervical cancer vaccines in North America.  From 2004 to 2006, Dr. Tursi served as a Medical Director for Procter & Gamble Pharmaceuticals where he worked in various therapeutic areas including female sexual dysfunction, overactive bladder, and osteoporosis.  Dr. Tursi is a board certified OB/GYN and practiced medicine for over 10 years. He was the founder of the medical education company, I Will Pass®, which assisted physicians in the process of board certification.  Dr. Tursi received his doctor of medicine degree from the Medical College of Pennsylvania and completed his residency fellowship training at The Johns Hopkins Hospital.  The Company believes Dr. Tursi’s significant clinical and regulatory expertise in the pharmaceutical industry coupled with established experience as an OB/GYN physician will make him a valuable addition to the Board.

Dr. Tursi will receive the standard compensation amounts payable to non-employee directors of the Company, as described in the Company’s final prospectus relating to its initial public offering.  His annual cash retainer will be pro-rated for 2014 to reflect his expected term of service during the calendar year. Also pursuant to these arrangements, on October 1, Dr. Tursi received an initial grant of an option to purchase 21,000 shares of the Company’s common stock with an exercise price equal to the closing price of the Company’s common stock on the date of grant. The option vests in three equal annual installments beginning on October 1, 2015, subject to his continued service on the Company’s Board through each vesting date and provided that he attends at least 75% of the Board meetings held during each respective year of Board service.

Item 7.01 Regulation FD Disclosure

On September 29, 2014, the Company issued a press release announcing that the first patients have been dosed in its SECURE study.  The SECURE study is a single-arm, open-label, multicenter Phase 3 trial that will assess the efficacy, safety and tolerability of the Company’s investigational once-weekly transdermal contraceptive patch, Twirla® (AG200-15).  The Company also stated that it anticipates completing the enrollment period within the next four to six months.  The Company is furnishing a copy of the press release, which is attached hereto as Exhibit 99.1.

On October 1, 2014, the Company issued a press release announcing that Dr. James P. Tursi, M.D. had been appointed to the Company’s Board.  The Company is furnishing a copy of the press release, which is attached hereto as Exhibit 99.2.

In accordance with General Instructions B.2 and B.6 of Form 8-K, the information included in Item 7.01 of this Current Report on Form 8-K (including Exhibits 99.1 and 99.2 attached hereto), shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing made by the Company under the Exchange Act or Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.                Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit Number	Description
99.1	Agile Therapeutics, Inc. Press Release dated September 29, 2014 relating to the Dosing of the First Patient in the SECURE Study.
99.2	Agile Therapeutics, Inc. Press Release dated October 1, 2014 relating to the Appointment of Dr. James Tursi to the Agile Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Agile Therapeutics, Inc.

Dated: October 2, 2014	By:	/s/ Alfred Altomari
	Name:	Alfred Altomari
	Title:	President and Chief Executive Officer